Exhibit 99.1

Luby’s Announces Second Quarter Fiscal 2009 Results and
Amendment to Revolving Credit Facility

HOUSTON--(BUSINESS WIRE)--March 18, 2009--Luby’s, Inc. (NYSE:LUB) today announced unaudited financial results for the second quarter of fiscal 2009, a twelve-week period, which ended on February 11, 2009.

Second Quarter Highlights:

  Restaurant sales were $67.7 million, a decrease of 4.7% compared to the same quarter last year; approximately 1.5% of the decline relates to the net effect of sales from closed stores in the prior year, partially offset by new store sales in the current year.
  Culinary contract services revenue increased to $3.0 million in the second quarter compared to $1.7 million in the same quarter last year. The increase was due to the continued growth in the total number of culinary contract service operating facilities to twelve in the second quarter compared to nine at the end of the same quarter last year.
  Same-store sales, which consisted of 117 restaurants, decreased approximately 3.2% due primarily to declines in guest traffic partially offset by higher menu prices. The second quarter fiscal 2009 benefited from the favorable timing of Thanksgiving at the beginning of the quarter and, to a lesser extent, was adversely affected by the unfavorable timing of Lent, which began after quarter-end. Adjusted for the timing of these two holidays, the Company estimated same-store sales declined 5.0% in the second quarter fiscal 2009.
Same-Store Sales (117 stores)

	Q1FY09	Q2FY09	YTD
Reported	(6.7%)	(3.2%)	(4.9%)
Adjusted	(3.8%)[a]	(5.0%)[b]	(4.4%)[c]
a)	The first quarter fiscal 2009 was adversely affected by the unfavorable timing of Thanksgiving, which occurred after quarter-end, and by the closure of stores related to Hurricane Ike.
b)	The second quarter fiscal 2009 benefited from the favorable timing of Thanksgiving at the beginning of the quarter and, to a lesser extent, was adversely affected by the unfavorable timing of Lent, which began after quarter-end.
c)	Includes both footnotes a & b.

Total sales decreased 2.7% in the second quarter fiscal 2009 to $70.7 million, compared to $72.6 million in the same quarter last year. Culinary contract services sales were $3.0 million in the second quarter compared to $1.7 million in the same quarter last year. Restaurant sales in the second quarter were $67.7 million compared to $71.0 million in the same quarter last year.

Income from continuing operations in the second quarter was $196 thousand, or $0.01 per diluted share, compared to income from continuing operations of $307 thousand, or $0.01 per diluted share in the same quarter last year.

“We are pleased with the sequential and slight year over year store level profit improvement in the second quarter primarily due to enhanced cost controls. While the unprecedented volatility of the overall operating environment continues to pressure sales for most consumer businesses, we remain focused on growing profitability and cash flow from operations at our existing restaurants,” said Chris Pappas, President and CEO.

Food costs decreased approximately $1.1 million in the second quarter fiscal 2009 compared to the same quarter last year due to lower sales volume. Food costs as a percentage of restaurant sales decreased to 27.9% in the second quarter fiscal 2009 from 28.1% in the second quarter last year primarily due to higher menu prices partially offset by increased commodity costs for seafood, beef, oils and shortening.

Payroll and related costs decreased $0.5 million in the second quarter fiscal 2009 compared to the same quarter last year due to lower crew overtime and lower management costs offset by higher average wages paid to crew employees. Payroll and related costs as a percentage of restaurant sales increased to 35.4% in the second quarter fiscal 2009 from 34.5% in the same quarter last year, primarily due to reduced restaurant sales.

Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services and occupancy costs. Other operating expenses decreased by approximately $1.3 million compared to the same quarter last year. As a percentage of restaurant sales, other operating expenses decreased to 21.1% compared to 22.0% in the same quarter last year. Other operating expenses decreased primarily due to 1) an approximate $0.7 million reduction in repairs and maintenance expense related to improvements in cost controls, 2) an approximate $0.3 million, net decrease in restaurant supplies and other operating expenses on reduced restaurant sales, and 3) an approximate $0.3 million reduction in guest claims expense.

Depreciation and amortization expense increased approximately $0.3 million in the second quarter fiscal 2009 compared to the same quarter last year due to higher depreciable asset base generated by increased capital expenditures in fiscal 2008, including the opening of three restaurants, as well as upgrades and remodels to existing units.

General and administrative expenses include corporate salaries and benefits related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses. General and administrative expenses decreased by approximately $1.3 million in the second quarter fiscal 2009 compared to the same quarter last year. As a percentage of total sales, general and administrative expenses decreased to 8.0% in the second quarter compared to 9.5% in the same quarter last year. The decrease was primarily due to 1) the second quarter last year included approximately $1.1 million in professional fees primarily related to the solicitation of proxies for the 2008 annual meeting of shareholders, this cost did not occur in the second quarter this year, 2) approximately $0.2 million reduction in corporate salaries expense related to reduction in corporate staffing levels.

Amended Credit Facility Agreement

“Given the current macro-economic environment impacting our financial results and the reduction of our capital plans, we took a conservative approach to proactively work with our existing banks to amend our credit facility to enhance financial flexibility,” said Mr. Pappas.

Primary changes to the credit facility agreement:

  Reduces facility from $50 million to $30 million
  Retains $100 million accordion feature
  Permits increased capital expenditures
  Modifies the interest rate
  Remains an unsecured credit facility

Conference Call

The Company will host a conference call today at 4:00 p.m., Central Time, to discuss second quarter fiscal 2009 results. To access the call live, dial 888-755-9496 and use the participant pin code, Lubys (58297), at least 10 minutes prior to the start time, or listen live over the Internet by logging on to www.lubys.com.

About Luby’s

Luby’s operates 121 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states. Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Company Outlook” and any other statements regarding plans for expansion of the Company’s business, scheduled openings of new units, expected levels of capital expenditures, and expectations of industry conditions.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby's, Inc. Consolidated Statements of Operations (unaudited) (In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 11,	February 13,	February 11,	February 13,
	2009	2008	2009	2008
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)

SALES:
Restaurant sales	$67,669	$70,972	$133,614	$142,606
Culinary contract services	3,031	1,668	6,033	3,396
TOTAL SALES	70,700	72,640	139,647	146,002
COSTS AND EXPENSES:
Cost of food	18,884	19,938	37,129	39,595
Payroll and related costs	23,956	24,495	48,598	48,934
Other operating expenses	14,299	15,590	30,822	31,333
Opening costs	340	22	494	22
Cost of culinary contract services	2,681	1,500	5,341	3,078
Depreciation and amortization	4,339	4,014	8,704	7,970
General and administrative expenses	5,638	6,888	11,748	12,856
Provision for asset impairments, net	233	—	233	717
Net (gain) loss on disposition of property and equipment	65	(222)	(145)	94
Total costs and expenses	70,435	72,225	142,924	144,599
INCOME (LOSS) FROM OPERATIONS	265	415	(3,277)	1,403
Interest income	40	375	159	673
Interest expense	(56)	(49)	(142)	(100)
Impairment charge for decrease in fair value of investments	(130)	—	(130)	—
Interest (reversal of) related to income taxes	—	(578)	—	1,319
Other income, net	231	229	491	411
Income (loss) before income taxes and discontinued operations	350	392	(2,899)	3,706
Provision (benefit) for income taxes	154	85	(952)	(1,409)
Income (loss) from continuing operations	196	307	(1,947)	5,115
Loss from discontinued operations, net of income taxes	(50)	(21)	(99)	(58)
NET INCOME (LOSS)	$146	$286	$(2,046)	$5,057
Income (loss) per share from continuing operations:
Basic	$0.01	$0.01	$(0.07)	$0.18
Assuming dilution	0.01	0.01	(0.07)	0.18
Loss per share from discontinued operations:
Basic	$—	$—	$—	$—
Assuming dilution	—	—	—	—
Net income (loss) per share:
Basic	$0.01	$0.01	$(0.07)	$0.18
Assuming dilution	0.01	0.01	(0.07)	0.18
Weighted average shares outstanding:
Basic	27,965	28,408	27,955	27,645
Assuming dilution	28,077	28,518	27,955	28,057

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 11,	February 13,	February 11,	February 13,
	2009	2008	2009	2008
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)

Restaurant sales	95.7%	97.7%	95.7%	97.7%
Culinary contract services	4.3%	2.3%	4.3%	2.3%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	27.9%	28.1%	27.8%	27.8%
Payroll and related costs	35.4%	34.5%	36.4%	34.3%
Other operating expenses	21.1%	22.0%	23.0%	22.0%
Store level profit	15.6%	15.4%	12.8%	15.9%

(As a percentage of total sales)
General and administrative expenses	8.0%	9.5%	8.4%	8.8%
INCOME (LOSS) FROM OPERATIONS	0.4%	0.6%	(2.3)	1.0%

Luby's, Inc. Consolidated Balance Sheets

	February 11,	August 27,
	2009	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,361	$4,566
Trade accounts and other receivables, net	4,139	3,368
Food and supply inventories	3,076	3,048
Prepaid expenses	1,663	1,627
Deferred income taxes	1,892	1,580
Total current assets	13,131	14,189
Property and equipment, net	196,088	198,118
Long-term investments	7,895	8,525
Property held for sale	6,101	5,282
Other assets	361	407
Total assets	$223,576	$226,521
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$11,305	$14,268
Accrued expenses and other liabilities	14,479	17,712
Total current liabilities	25,784	31,980
Credit facility debt	6,000	—
Deferred straight line rent	2,898	2,985
Other liabilities	2,264	3,607
Total liabilities	36,946	38,572
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,472,162 and 28,439,214, respectively; Shares outstanding were 27,972,162 and 27,939,214, respectively	9,111	9,101
Paid-in capital	21,122	20,405
Retained earnings	161,172	163,218
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	186,630	187,949
Total liabilities and shareholders' equity	$223,576	$226,521

Luby's, Inc. Consolidated Statements of Cash Flows (unaudited) (In thousands)

	Two Quarters Ended
	February 11,	February 13,
	2009	2008
	(24 weeks)	(24 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,046)	$5,057
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains and losses on property sales	88	811
Depreciation and amortization	8,704	7,970
Impairment charge for decrease in fair value of investments	130	—
Amortization of debt issuance cost	40	21
Non-cash compensation expense	132	113
Share-based compensation expense	595	559
Interest related to income taxes	—	(1,319)
Deferred tax provision	(1,267)	(931)
Cash provided by operating activities before changes in operating assets and liabilities	6,376	12,281
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables, net	(771)	(978)
Increase in food and supply inventories	(28)	(302)
(Increase) decrease in prepaid expenses and other assets	(29)	127
Decrease in accounts payable, accrued expenses and other liabilities	(6,595)	(302)
Net cash provided by (used in) operating activities	(1,047)	10,826
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of short-term investments	—	16,600
Purchases of short-term investments	—	(25,650)
Proceeds from redemption or maturity of long-term investments	500	—
Proceeds from disposal of assets and property held for sale	1,117	2,300
Purchases of property and equipment	(8,775)	(14,799)
Net cash used in investing activities	(7,158)	(21,549)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	11,000	—
Credit facility repayments	(5,000)	—
Proceeds received on the exercise of stock options	—	11,205
Net cash provided by financing activities	6,000	11,205
Net increase (decrease) in cash and cash equivalents	(2,205)	482
Cash and cash equivalents at beginning of period	4,566	17,514
Cash and cash equivalents at end of period	$2,361	$17,996
Cash paid for:
Income taxes	$—	$302
Interest	102	56

CONTACT:
Luby’s, Inc.
Rick Black, 713-329-6808